Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS SECOND QUARTER RESULTS

Financial Position Strengthened by Debt Refinancing

Thailand Operation to Resume Production by End of June

HUTCHINSON, Minn., April 24, 2012 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $7.5 million, or $0.32 per share, on net sales of $65.5 million for its fiscal second quarter ended March 25, 2012.  The net loss for the quarter included:

▪	$11.3 million of flood insurance recoveries, offset by $2.4 million of flood-related restoration and operating costs in Thailand;
▪	$3.5 million of debt refinancing costs; and
▪	$1.7 million of non-cash interest expense resulting from the accounting for convertible debt instruments.

Excluding these items, the company’s non-GAAP net loss for its fiscal second quarter totaled $11.2 million, or $0.48 per share.

In the preceding quarter, the company reported a net loss of $12.5 million, or $0.53 per share, on net sales of $58.5 million.  Excluding certain items, the non-GAAP net loss in the preceding quarter totaled $11.5 million or $0.49 per share.

As a result of debt refinancing that the company completed after the close of the fiscal 2012 second quarter, the principal amount of its outstanding debt with a first put date in January 2013 was reduced from $76.2 million to $11.9 million.  David Radloff, Hutchinson Technology’s chief financial officer, said the refinancing improves the company’s financial position by extending the maturities on a significant portion of its debt and reducing its overall debt balance from $161.4 million to $149.3 million while maintaining its cash levels.

The company’s fiscal 2012 second quarter suspension assembly shipments totaled 96.9 million, up 9% compared with the first quarter and in line with its expectations.  “Suspension assembly demand is increasing as the disk drive supply chain recovers from the October 2011 Thailand flood,” said Wayne Fortun, president and chief executive officer.  “With our vertically integrated U.S. operations, we are meeting customers’ requirements and responding to increasing demand.”

Shipments increased sequentially in all disk drive segments, with the largest percentage increase in shipments for enterprise applications.  The company estimates that it maintained its overall suspension assembly market share compared with the preceding quarter.

The company’s assembly operation in Thailand is on schedule to resume production by the end of June and return to pre-flood capacity by the middle of fiscal 2013.  The company estimates it will spend approximately $30 million in the current fiscal year and an additional $5 million in fiscal 2013 to restore its Thai assembly operation to pre-flood capacity levels and to cover the incremental costs of manufacturing in the U.S. during the recovery period.  These costs will be partially offset by $25 million of insurance proceeds.  Through the fiscal 2012 second quarter, approximately $15 million has been spent and all of the insurance proceeds have been received.

Average selling price in the fiscal 2012 second quarter was $0.63 compared with $0.60 in the first quarter, primarily due to increased volume of development products for new disk drive programs.  Rick Penn, president of the Disk Drive Components Division, said the average selling price would have been relatively flat without the high level of development activity.

Gross profit in the fiscal 2012 second quarter was $2.6 million, or 4% of net sales, compared with $2.3 million, or 4% of net sales, in the preceding quarter.  Radloff said second quarter gross profit included approximately $3 million of incremental costs to manufacture in the U.S. rather than Thailand.  Gross profit also was dampened by lower fixed cost leverage as the company built less component inventory than in the preceding quarter.

TSA+ suspensions accounted for 55% of second quarter shipment volume, up from 52% in the preceding quarter, but down from 60% in the fiscal 2011 fourth quarter, before flood-related supply chain disruptions.  The company expects TSA+ suspensions to account for more than 80% of volume by the end of the current fiscal year.  “We expect gross profit to improve in future quarters as higher volume improves our fixed cost leverage and as our product mix continues shifting toward TSA+ suspension assemblies,” said Radloff.

For the fiscal 2012 third quarter, Penn said the company currently expects its suspension assembly shipments to total 105 million to 115 million while pricing will remain competitive.  “We expect further volume growth in our fiscal fourth quarter as the disk drive supply chain continues to recover, and we are pleased with our progress on new customer programs,” said Penn.

Cash and investments at the end of the fiscal 2012 second quarter totaled $56.1 million compared with $55.8 million at the end of the preceding quarter.  Cash generated from operations totaled $11.0 million in the fiscal 2012 second quarter and included $16 million of insurance proceeds received.  Capital expenditures were $8.5 million in the second quarter, during which the company also paid $1.4 million of debt refinancing costs.

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time today.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding demand for and shipments of disk drives, disk drive components and the company’s products, pricing, production capability and costs, operating performance, assembly operations in Thailand and the cost to restore the company’s operation in Thailand.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT: Chuck Ives Hutchinson Technology Inc. 320-587-1605	MEDIA CONTACT: Connie Pautz Hutchinson Technology Inc. 320-587-1823

[Financial Statements Follow]

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 25,	March 27,	March 25,	March 27,
	2012	2011	2012	2011

Net sales	$65,483	$63,281	$123,958	$131,525
Cost of sales	62,835	65,579	119,009	130,499
Gross profit (loss)	2,648	(2,298)	4,949	1,026

Research and development expenses	4,279	3,914	8,227	7,963
Selling, general and administrative
expenses	7,850	10,507	15,023	24,141
Severance and other expenses	-	6,725	(711)	6,725
Debt refinancing costs	3,500	-	3,500	-
Insurance recoveries, net of flood-related costs	(8,833)	-	(8,833)	-
Loss from operations	(4,148)	(23,444)	(12,257)	(37,803)

Other income, net	913	562	826	1,393
Gain on extinguishment of long-term debt	-	5,467	-	5,467
Interest income	47	42	64	97
Interest expense	(4,282)	(3,605)	(8,565)	(7,449)
Gain on short- and long-term investments	-	496	30	860
Loss before income taxes	(7,470)	(20,482)	(19,902)	(37,435)

Provision (benefit) for income taxes	75	-	119	(3)

Net loss	$(7,545)	$(20,482)	$(20,021)	$(37,432)

Basic loss per share	$(0.32)	$(0.88)	$(0.86)	$(1.60)

Diluted loss per share	$(0.32)	$(0.88)	$(0.86)	$(1.60)

Weighted-average common shares outstanding	23,409	23,375	23,402	23,373

Weighted-average diluted shares outstanding	23,409	23,375	23,402	23,373

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	March 25,	September 25,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$54,927	$57,554
Short-term investments - restricted	1,200	1,612
Trade receivables, net	40,823	44,998
Other receivables	7,164	7,064
Inventories	49,894	55,018
Other current assets	4,322	4,312
Total current assets	158,330	170,558
Property, plant and equipment, net	210,671	223,134
Other assets	6,462	7,313
Total assets	$375,463	$401,005

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$11,474	$10,681
Accounts payable	19,949	18,373
Accrued expenses	6,777	7,759
Accrued compensation	12,812	12,431
Total current liabilities	51,012	49,244
Convertible notes, net of discount	136,170	144,159
Other long-term liabilities	1,180	1,280
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,423,000 and 23,387,000
issued and outstanding	234	234
Additional paid-in capital	420,959	419,984
Accumulated other comprehensive income	15	190
Accumulated loss	(234,107)	(214,086)
Total shareholders' equity	187,101	206,322
Total liabilities and shareholders' equity	$375,463	$401,005

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Twenty-Six Weeks Ended
	March 25,	March 27,
	2012	2011
Operating activities:
Net loss	$(20,021)	$(37,432)
Adjustments to reconcile net loss to
cash provided by (used for) operating activities:
Depreciation and amortization	19,595	24,596
Stock-based compensation	975	1,361
Gain on short- and long-term investments	(30)	(860)
Loss on disposal of assets	178	384
Asset impairment charge	8,338	-
Non-cash interest expense	3,390	4,223
Gain on extinguishment of debt	-	(5,467)
Severance and other expenses	(1,741)	6,647
Changes in operating assets and liabilities	12,848	2,548
Cash provided by (used for) operating activities	23,532	(4,000)

Investing activities:
Capital expenditures	(13,861)	(7,393)
Change in restricted cash	(735)	-
Purchases of marketable securities	(1,613)	(10,800)
Sales/maturities of marketable securities	2,055	44,548
Cash (used for) provided by investing activities	(14,154)	26,355

Financing activities:
Repayments of revolving credit line and debt	(138,123)	(30,981)
Proceeds from revolving credit line	127,537	-
Debt refinancing costs	(1,419)	(1,185)
Cash used for financing activities	(12,005)	(32,166)

Net decrease in cash and cash equivalents	(2,627)	(9,811)

Cash and cash equivalents at beginning of period	57,554	55,639

Cash and cash equivalents at end of period	$54,927	$45,828

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 25,	March 27,	March 25,	March 27,
	2012	2011	2012	2011

Net loss (A)	$(7,545)	$(20,482)	$(20,021)	$(37,432)

Weighted average common shares outstanding (B)	23,409	23,375	23,402	23,373
Dilutive potential common shares	-	-	-	-
Weighted average common and diluted shares
outstanding (C)	23,409	23,375	23,402	23,373

Basic loss per share [(A)/(B)]	$(0.32)	$(0.88)	$(0.86)	$(1.60)
Diluted loss per share [(A)/(C)]	$(0.32)	$(0.88)	$(0.86)	$(1.60)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	March 25,	December 25,	March 27,
	2012	2011	2011

Net loss - GAAP	$(7,545)	$(12,476)	$(20,482)
Add flood-related costs	2,440	13,727	-
Subtract flood insurance recoveries	(11,273)	(13,727)	-
Add severance and other expenses	-	-	6,725
Subtract severance and other expenses	-	(711)	-
Add debt refinancing costs	3,500	-	-
Subtract gain on extinguishment of debt	-	-	(5,467)
Add accelerated depreciation	-	-	724
Add non-cash interest expenses	1,718	1,672	1,985
Net loss - Adjusted	$(11,160)	$(11,515)	$(16,515)

Net loss per common share – GAAP:

Basic loss per share	$(0.32)	$(0.53)	$(0.88)
Diluted loss per share	$(0.32)	$(0.53)	$(0.88)

Net loss per common share – Adjusted:

Basic loss per share	$(0.48)	$(0.49)	$(0.71)
Diluted loss per share	$(0.48)	$(0.49)	$(0.71)

Weighted average common and dilutive shares outstanding:

Basic	23,402	23,395	23,375
Diluted	23,402	23,395	23,375

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and dilutive shares outstanding, respectively.